Exhibit 4.25

JOINDER AND FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This JOINDER AND FIRST Amendment to THIRD AMENDED AND RESTATED Loan and Security Agreement (this “Agreement”) is entered into as of April 4, 2018 by and among OLYMPIC STEEL, INC., an Ohio corporation (“Olympic Steel”), OLYMPIC STEEL LAFAYETTE, INC., an Ohio corporation (“Olympic Lafayette”), OLYMPIC STEEL MINNEAPOLIS, INC., a Minnesota corporation (“Olympic Minneapolis”), OLYMPIC STEEL IOWA, INC., an Iowa corporation (“Olympic Iowa”), OLY STEEL NC, INC., a Delaware corporation (“Oly NC”), IS Acquisition, Inc., an Ohio corporation (“IS Acquisition”), CHICAGO TUBE AND IRON COMPANY, a Delaware corporation (“Chicago Tube and Iron”) (Olympic Steel, Olympic Lafayette, Olympic Minneapolis, Olympic Iowa, Oly NC, IS Acquisition and Chicago Tube and Iron, collectively, “Existing Borrowers”), and B METALS, INC., an Ohio corporation (the “Joining Borrower” and together with the Existing Borrowers, the "Borrowers"), BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (together with its successors and assigns, “Agent”), and Lenders party hereto.

Recitals

A.     Existing Borrowers, Lenders and Agent are party to that certain Third Amended and Restated Loan and Security Agreement, dated as of December 8, 2017 (as such agreement may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have agreed to make certain loans and extend certain other financial accommodations to Borrowers as provided therein. Terms defined in the Loan Agreement, where used in this Agreement, shall have the same meanings in this Agreement as are prescribed by the Loan Agreement.

B.     Olympic Steel and Joining Borrower are acquiring (the “Acquisition”) substantially all the assets of Berlin Metals LLC (“Target”), which assets shall be owned by the Joining Borrower, a wholly owned subsidiary of Olympic Steel, all pursuant to the terms of the certain Asset Purchase Agreement dated as of March 28, 2018 (the “Purchase Agreement”) by and among, Olympic Steel, the Joining Borrower, the Target, Roy Berlin and certain other owners of the Target.

C.      The Joining Borrower and the Existing Borrowers will derive substantial direct and indirect benefit from the Loans and Letters of Credit under the Loan Documents to be made or issued by Lenders and Issuing Bank to or for the benefit of the Existing Borrowers and/or the Joining Borrower and the other financial accommodations to the Borrowers and their respective Subsidiaries as may be made available by the Lenders;

D.     The Joining Borrower is willing to become a Borrower under the Loan Documents as hereinafter provided in order to obtain such benefits; and

E.     In connection with the addition of the Joining Borrower, the Borrowers have requested that Lenders amend certain terms of the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of Borrowers by Lenders, it hereby is agreed as follows:

ARTICLE 1

JOINDER AND AMENDMENTS TO LOAN AGREEMENT

Section 1.1     Joinder. The Joining Borrower agrees to, and does hereby, become a “Borrower” under the Loan Agreement and become bound by the Loan Agreement with the same force and effect as if it were an original party to the Loan Agreement. Each party hereto hereby acknowledges and agrees that each reference in the Loan Agreement to a “Borrower” shall also mean and be a reference to the Joining Borrower.

(a)     Joint and Several Liability. Without limiting the generality of the foregoing, subject to and in accordance with the Loan Agreement, the Joining Borrower hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations of each Borrower to the Lenders arising under the Loan Agreement and any other Loan Document (and, for the avoidance of doubt, each of the Existing Borrowers hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations of the Joining Borrower to the Lenders arising under the Loan Agreement and any other Loan Document).

(b)     Security Interests. Without limiting the generality of the foregoing, subject to and in accordance with Section 7 of the Loan Agreement, the Joining Borrower hereby assigns and pledges to Agent, its successors and assigns, for the ratable benefit of the Secured Parties and hereby grants to Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance in full of the Obligations, a security interest in all right, title and interest of the Joining Borrower in, to and under any and all of the Collateral now owned or at any time hereafter acquired by the Joining Borrower or in which the Joining Borrower now has or at any time in the future may acquire any right, title or interest.

(c)     Representations and Warranties. The Joining Borrower represents, warrants, acknowledges and affirms with respect to itself and its properties, that each of the representations and warranties contained in the Loan Agreement and the other Loan Documents as it relates to the Joining Borrower is true and correct in all material respects (except where any such representation or warranty is otherwise qualified by materiality, in which case such representation or warranty is true and correct in all respects) as of the date hereof, with the same effect as though such representation had been made on and as of the date hereof after giving effect to the joinder of the Joining Borrower as an additional Borrower and Obligor under the Loan Agreement and the other Loan Documents.

(d)     Loan Documents. The Joining Borrower joins and agrees to be obligated and bound by all the terms, provisions and covenants under each of the Loan Documents which are binding on each Existing Borrower, including, without limitation, that certain Pledge Agreement dated as of June 30, 2010 (together with all amendments thereto) by and among each of the pledgors signatory thereto and the Agent.

(e)     Acknowledgement. The Borrower Agent and each Existing Borrower hereby acknowledges and consents to the Loan Documents, as supplemented by this Agreement, and confirms and ratifies in all respects the Obligations of each Borrower under the Loan Documents to which it is a party, as so supplemented, which shall remain in full force and effect.

(f)     Borrower Agent. The Joining Borrower hereby appoints the Borrower Agent as representative and agent for all purposes under the Loan Documents as further specified in Section 4.4 of the Loan Agreement.

Section 1.2     Amendments. The Loan Agreement is hereby amended as follows (with the deletions of any stricken text in any existing provision indicated in the same manner as the following example: ~~stricken text~~ and with the insertions of any additional text in any existing provision indicated in the same manner as the following example: inserted text):

(a)     The following new defined terms are inserted in Section 1.1 of the Loan Agreement in appropriate alphabetical order:

Acceptable Appraisal: an appraisal conducted by an appraiser acceptable to Agent, with scope, procedures and results acceptable to Agent, all of the foregoing determined in accordance with Agent’s Permitted Discretion, and to be shared with each Lender.

Acquired Equipment: in Agent’s sole discretion, Eligible Equipment acquired by a Borrower after the Closing Date as part of a Permitted Acquisition.

Acquired Equipment Amortization Amount: the 7-year straight–line amortization amount established by Agent on each Acquired Equipment Inclusion Date based on the Acquired Equipment Value to be included in the Borrowing Base on such date, such amount to be established relative to both the respective dollar value and respective amortization period of all such Acquired Equipment, all as reflected on an amortization schedule prepared by Agent as of such Acquired Equipment Inclusion Date with respect to such Acquired Equipment and attached to the Credit Agreement as Schedule 1.2, and as may be further updated from time to time by agreement between Agent and Borrower Agent. The calculation of Acquired Equipment Amortization Amount on any subsequent Acquired Equipment Inclusion Date shall include the remaining Acquired Equipment Amortization Amount of any current Acquired Equipment continuing to be included in the Borrowing Base (i.e., not being newly included on such date).

Acquired Equipment Formula Amount: as of any date of determination, 85% of Acquired Equipment Value as of the applicable Acquired Equipment Inclusion Date less the cumulative Acquired Equipment Amortization Amount since the applicable Acquired Equipment Inclusion Date.

Acquired Equipment Inclusion Date: the date of the inclusion of Acquired Equipment in the Borrowing Base as requested and identified in a written notice delivered to Agent by the Borrower Agent not less than 10 Business Days prior to the date of such proposed inclusion, so long as, as of the date of such notice and upon inclusion, (a) no Default or Event of Default is continuing, (b) the Fixed Charge Coverage Ratio as of the end of the most recent Measurement Period for which financial statements have been delivered is equal to or greater than 1.00 to 1.00, and (c) Agent shall have received not less than 5 Business Days prior to such date of inclusion an Acceptable Appraisal with respect to such Acquired Equipment, and (d) a certificate of an Authorized Officer of the Borrower Agent, in form and substance acceptable to Agent, certifying compliance with the preceding clauses (a) and (b) and demonstrating (in reasonable detail) the calculations required thereby.

Acquired Equipment Value: means the net orderly liquidation value of Acquired Equipment as established pursuant to an Acceptable Appraisal.

Eligible Equipment Formula Amount: the Acquired Equipment Formula Amount plus the Existing Equipment Formula Amount; provided that the Eligible Equipment Formula Amount shall be reduced to (and shall be deemed to be) zero ($0) on the Tranche A Revolver Termination Date or such earlier date on which the Tranche A Revolver Commitments are terminated in accordance with this Agreement.

Existing Equipment Formula Amount: Existing Equipment Availability less the cumulative Existing Equipment Amortization Amount.

Existing Equipment Amortization Amount: the sum of the quarterly amortization amount equal to $1,280,312.50 accruing on the first day of each fiscal quarter after the Closing Date, commencing April 1, 2018.

Existing Equipment Availability: $35,848,750.

First Amendment Date: April 4, 2018.

(b)     The definition of “Tranche A Borrowing Base” set forth in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

Tranche A Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Tranche A Revolver Commitments, minus the LC Reserve; or (b) the sum of the Tranche A Accounts Formula Amount, plus the Tranche A Inventory Formula Amount, plus the Eligible Equipment ~~Component~~Formula Amount plus the Segregated Account Cash Balance.

(c)     Section 8.6.2(d) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(d)     In the event of any casualty loss of any Equipment, any condemnation of any Equipment and any Permitted Asset Disposition of Equipment, Borrowers shall update the Eligible Equipment ~~Component~~Formula Amount as approved by the Administrative Agent in its Permitted Discretion and in writing and reflect such updated Eligible Equipment ~~Component~~Formula Amount in the Borrowing Base Certificate, commencing with the Borrowing Base Certificate delivered immediately following such casualty loss, condemnation or Permitted Asset Disposition.”

(d)     The definitions of “Eligible Equipment Component” and “Equipment Component Amortization” set forth in Section 1.1 of the Loan Agreement are hereby deleted in their entirety.

(e)     Schedule 1.2 attached hereto is hereby attached to the Loan Agreement as Schedule 1.2 thereto.

ARTICLE 2

MISCELLANEOUS

Section 2.1      Conditions to Effectiveness.      This Agreement shall become effective on the date upon satisfaction or waiver of the following conditions precedent, as determined by Agent in its sole discretion:

(a)     this Agreement shall have been duly executed and delivered by Agent, each Borrower and each Lender;

(b)     with respect to the Joining Borrower, Agent shall have been authorized to make all filings or recordations necessary to perfect its Liens in the Collateral, and shall have received UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens;

(c)     Agent shall have received that certain Pledge Amendment, in form and substance satisfactory to Agent, dated as of the date hereof, executed by Olympic Steel in favor of Agent;

(d)     Agent shall have received that certain Perfection Certificate, in form and substance satisfactory to Agent, dated as of the date hereof, executed by the Borrowers;

(e)     Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable officer of the Borrower Agent certifying that (i) the Acquisition has been consummated in accordance with the Purchase Agreement, (ii) the Acquisition constitutes a “Permitted Acquisition” under the Loan Agreement, (iii) after giving effect to this Agreement, no Default or Event of Default exists; and (iv) after giving effect to this Agreement, the representations and warranties set forth in the Loan Agreement are true and correct in all material respects;

(f)     Agent shall have received a certificate of a duly authorized officer of the Joining Borrower, certifying (i) that the copies thereto attached of the Joining Borrower’s organization documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that a thereto attached copy of resolutions authorizing execution and delivery of this Agreement is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, revoked or contradicted by any other resolution; and (iii) to the title, name and signature of each Person authorized to sign this Agreement and other Loan Documents. Agent may conclusively rely on these certifications until it is otherwise notified by the Joining Borrower in writing;

(g)     Agent shall have received a written opinion of Jones Day, as counsel to the Borrowers, in form and substance reasonably satisfactory to Agent;

(h)     Agent shall have received a duly executed copy of the Purchase Agreement;

(i)     Agent shall have received copies of the charter documents of the Joining Borrower, certified by the Secretary of State or other appropriate official of the Joining Borrower’s jurisdiction of organization, Agent shall have received good standing certificates for Joining Borrower issued by the Secretary of State or other appropriate official of the Joining Borrower’s jurisdiction of organization and each jurisdiction where the Joining Borrower’s conduct of business or ownership of Property necessitates qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(j)     Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by the Joining Borrower, together with lender’s loss payee endorsements, all in compliance with the Loan Documents;

(k)     all requisite material governmental authorizations and third party consents and approvals necessary in connection with the Acquisition and entering into this Agreement and the other Loan Documents by the Joining Borrower shall have been obtained (without the imposition of any conditions that are not acceptable to Lenders) and shall remain in effect; all applicable waiting periods for governmental authorizations in connection therewith shall have expired without any action being taken by any Governmental Authority, and no Applicable Law shall be applicable in the judgment of Agent, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby or the rights of the Obligors or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them, including all documentation and information required to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law or other requirements set forth in Section 14.16 of the Loan Agreement;

(l)     Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders required to be paid pursuant to Section 3.4 of the Loan Agreement; and

(m)     All documentation and other legal matters incident to this Agreement shall be satisfactory to the Agent in its sole and absolute discretion.

Section 2.2.     Representations, Warranties, and Covenants of Borrowers. Without limitation of the representations and warranties of the Joining Borrower in Section 1.1(d) above, each Borrower hereby represents and warrants that as of the date of this Agreement and after giving effect hereto (a) no event has occurred and is continuing which constitutes a Default or an Event of Default, (b) the representations and warranties of such Borrower contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (c) the execution and delivery by such Borrower of this Agreement and the performance by such Borrower of the Loan Agreement, as amended by this Agreement, are within such Borrower’s corporate powers and have been duly authorized by all necessary action, (d) this Agreement and the Loan Agreement, as amended by this Agreement, are legal, valid, and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (e) the execution and delivery by such Borrower of this Agreement and the performance by such Borrower of the Loan Agreement, as amended by this Agreement, do not require the consent of any Person (other than that which has been obtained) and do not contravene the terms of such Borrower’s Organic Documents, any Restrictive Agreement or any other indenture, agreement, or undertaking to which such Borrower is a party or by which such Borrower or any of its property is bound.

Section 2.3     Reference to and Effect on the Loan Agreement. Except as expressly provided herein, the Loan Agreement and all other Loan Documents shall remain unmodified and in full force and effect and are hereby ratified and confirmed. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver or forbearance of (a) any right, power, or remedy of Lenders under the Loan Agreement or any of the other Loan Documents or (b) any Default or Event of Default. This Agreement shall constitute a Loan Document.

Section 2.4     Fees, Costs, and Expenses. Subject to and in accordance with Section 3.4 of the Loan Agreement, Borrowers agree to pay on demand all reasonable costs and expenses of Agent in connection with the preparation, negotiation, execution and delivery, and closing of this Agreement and all related documentation, including the fees and out-of-pocket expenses of counsel for Agent with respect thereto.

Section 2.5     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto as separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same agreement. A telecopy, pdf or similar electronic file of any such executed counterpart shall be deemed valid and may be relied upon as an original.

Section 2.6     Effect; Ratification.

(a)     Except as specifically set forth above, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)     The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Loan Agreement or any other Loan Document, nor constitute amendment of any provision of the Loan Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.

(c)     Each Borrower acknowledges and agrees that the amendments set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by Agent and Lenders of this Agreement shall not be deemed (i) except as expressly provided in this Agreement, to be a consent to any amendment, waiver or modification of any term or condition of the Loan Agreement or of any other Loan Document, (ii) to create a course of dealing or otherwise obligate Agent or Lenders to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of Agent or Lenders to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Agreement.

Section 2.7     Reaffirmation. Each Borrower hereby acknowledges and reaffirms all of its obligations and undertakings under each of the Loan Documents to which it is a party and acknowledges and agrees that subsequent to, and after taking account of the provisions of this Agreement, each such Loan Document is and shall remain in full force and effect in accordance with the terms thereof.

Section 2.8     No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 2.9     GOVERNING LAW. THIS AMENDMENT, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

Section 2.10     Post-Closing. Within forty-five (45) days following the date hereof, the Borrowers shall deliver to Agent duly executed Deposit Account Control Agreements for the Deposit Accounts of the Joining Borrower, in form and substance, and with financial institutions, satisfactory to Agent, in each case to the extent required under the Loan Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

JOINING BORROWER: B METALS, INC.

By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

EXISTING BORROWERS: OLYMPIC STEEL, INC.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

OLYMPIC STEEL LAFAYETTE, INC.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

OLYMPIC STEEL MINNEAPOLIS, INC.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

OLYMPIC STEEL IOWA, INC.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

OLY STEEL NC, INC.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

IS Acquisition, Inc.
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

chicago tube AND iron company
By: Name: Title:	/s/ Richard A. Manson Richard A. Manson Vice President & Treasurer

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Thomas H. Herron

Name:	Thomas H. Herron

Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Roger F. Reeder

Name:	Roger F. Reeder

Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Tracy Martinov

Name:	Tracy Martinov

Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Paul H. Steiger

Name:	Paul H. Steiger

Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mark Bradford

Name:	Mark Bradford

Title:	Senior Vice President

BMO HARRIS BANK N.A., as Lender

By:	/s/ Dan Duffy

Name:	Dan Duffy

Title:	Vice President

Schedule 1.2

Amortization schedule

(See attached.)